Exhibit 23.3

CONSENT OF STIM-LAB, INC.

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Form 10-K of Hi-Crush Partners LP for the fiscal year ended December 31, 2012. We hereby further consent to the use in such Form 10-K of information contained in our reports summarizing the crush strength testing performed by us.

Very truly yours,

/s/ Nick Moore

Stim-Lab, Inc.

Duncan, OK

February 28, 2013